[ABERDEEN LOGO]

Dear Investment Professional,

     Your clients owning The First Australia Prime Income Fund, Inc. (“FAX”), renamed Aberdeen
Asia-Pacific Income Fund, Inc., May 1, 2001, have recently received a proxy statement dated March
19, 2001 (the “Proxy Statement”) asking them to approve proposals to change FAX’s investment objective, policies, and restrictions. Approval of these proposals is essential for FAX to importantly increase its investment in Asian debt markets. The Proxy Statement explains relevant changes in recent years in the debt markets, economies, and currencies of Australia and Asia. The voting is scheduled for the adjourned Annual Meeting on May 10, 2001.

     FAX’s Board of Directors has unanimously recommended that shareholders approve proposals
(other than the withdrawn proposal 3D) in the Proxy Statement that would allow FAX’s current 35%
asset limitation in Asian debt to potentially expand to a maximum of 80%. This would further allow FAX to seek higher interest rates and greater diversification of currencies and a broader range of credit ratings.

     Shareholders should refer to the Proxy Statement for details on the proposals, background, yield opportunities in Asia, and the risks generally involved in investing in Asian debt securities.

     Please remind your clients owning FAX as of March 5th (eligible record date for voting) that
“FOR” votes are required to approve the proposals which would afford FAX increased ability to participate in Asian debt markets. In fact, because of the vote requirement to approve the proposals, shareholders who do not vote will effectively be voting against the proposals. Clients with questions on voting instructions should call InnisFree M&A Incorporated toll free at 1-888-750-5834. Please remind your clients that the voting is scheduled for the adjourned Annual Meeting on May 10, 2001.

     As you may know, Aberdeen Asset Managers (C.I.) Limited and Aberdeen Asset Management
Limited, members of the Aberdeen Group, serve as FAX’s investment manager and investment adviser, respectively. As the provider of investor relations services to FAX, and as a member of the Aberdeen
Group, we welcome your calls anytime to our New York office at 800-522-5465.

Thank you for your interest in Aberdeen-Asia Pacific Income Fund.

            Sincerely,

            Aberdeen Asset Management
            45 Broadway, 31st Floor
            New York, NY 10006
            ph# 212-968-8800 / fax# 212-968-8888